Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS; ANNOUNCES QUARTERLY DIVIDEND OF $0.10 PER SHARE

WEST SPRINGFIELD, MA – January 24, 2013— United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported a net loss of $4.7 million, or $0.28 per diluted share, for the fourth quarter of 2012 compared to net income of $3.0 million, or $0.20 per diluted share, for the corresponding period in 2011. The fourth quarter 2012 results included an ESOP plan termination expense of $4.5 million and acquisition-related expenses of $4.0 million.

For the year ended December 31, 2012, the Company’s net income was $3.6 million, or $0.24 per diluted share, compared to net income of $11.2 million, or $0.74 per diluted share, for 2011. The results for the year ended December 31, 2012 included acquisition-related expenses of $5.0 million and the ESOP plan termination expense of $4.5 million.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on March 5, 2013 to shareholders of record as of February 11, 2013. Based upon the closing share price of $15.09 as of January 22, 2013, the dividend yield on the Company’s common stock was 2.65%.

“We are pleased to report that the acquisition of New England Bancshares, Inc. was completed in the fourth quarter. Immediately following the legal closing on November 16, 2012, all New England Bank operating systems were successfully and seamlessly converted to United Bank’s operating platform. With the systems integration and merger behind us, we are now focused on getting to know the customers and communities we are now serving in our Connecticut region and we look forward to making United Bank a household name in the markets we serve,” commented Richard B. Collins, President and Chief Executive Officer.

Earnings Summary (Q4 2012 compared to Q4 2011)

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Net interest income increased $3.0 million, or 23%, to $16.2 million for the fourth quarter of 2012 mainly as a result of an increase in average interest-earning assets, partially offset by a contraction in the net interest margin. Total average interest-earning assets increased $384.4 million, or 25%, to $1.89 billion for the fourth quarter of 2012 driven by the acquisition of New England Bank (“NEB”) and strong organic loan growth, offset in part by a decrease in interest-earning cash balances. The net interest margin decreased by 8 basis points to 3.43% for the three months ended December 31, 2012 reflecting lower yields on loans and investments as a result of the lower interest rate environment, partially offset by reduced funding costs.

•

Provision for loan losses decreased $322,000, or 32%, to $689,000 for the three months ended December 31, 2012 primarily reflecting a decrease in required reserves for performing and impaired loans, partially reduced by increased net charge-offs.

•

Non-interest income increased $399,000, or 16%, to $3.0 million for the three months ended December 31, 2012. Fee income on deposit accounts grew $64,000, or 4%, driven by growth in core accounts. BOLI income increased $51,000, or 11%, due to the addition of the $10 million NEB portfolio. Net gains from sales of loans increased $37,000, or 25%, due to improved pricing on sales of 30-year fixed rate loans, and to a lesser extent, increased sales volume. The results also included $227,000 in gains from sales of $4.6 million in municipal securities.

•

Non-interest expense increased $11.6 million, or 108%, to $22.3 million in the fourth quarter of 2012. Excluding the ESOP plan termination expense of $4.5 million, acquisition-related costs totaling $4.0 million and FHLBB prepayment penalties of $207,000, non-interest expense would have increased $2.9 million, or 27%, to $13.6 million mainly due to additional costs incurred to operate our new Connecticut franchise.

•

Income tax expense was $942,000 for the fourth quarter of 2012 compared to $1.1 million in 2011. The 2012 total does not include a tax benefit for the $4.5 million ESOP termination expense and $2.1 million of acquisition-related costs because both items are not tax deductible. In addition, the 2012 amount was impacted by the reversal of an ESOP temporary difference ($532,000 expense) and a one-time adjustment to the tax basis of an investment in a low income housing tax credit fund ($350,000 expense).

Balance Sheet Activity:

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Total assets increased $778.9 million, or 48%, to $2.40 billion at December 31, 2012 from $1.62 billion at December 31, 2011 reflecting the acquisition of NEB ($745 million) and strong organic loan growth, offset in part by a $30.8 million decrease in cash and cash equivalents.

•	Total loans increased $694.2 million, or 62%, to $1.82 billion at December 31, 2012 due in large part to the NEB acquisition ($553 million) and strong growth in the commercial loan portfolio.

•

Investment securities increased $39.6 million, or 12%, to $377.3 million at December 31, 2012 as a result of the addition of NEB’s $53.4 million portfolio partially offset by the sale of $13.8 million of securities.

•	Cash and cash equivalents decreased $30.8 million, or 50%, to $30.7 million at December 31, 2012 mainly driven by the use of excess cash to fund new loans and to pay-off longer-term FHLB advances.

•

Total deposits increased $618.2 million, or 50%, to $1.85 billion at December 31, 2012 reflecting growth of $332.5 million, or 41%, in core account balances and an increase of $285.7 million, or 68%, in certificates of deposit. These increases were in large part due to the acquisition of NEB’s $597 million deposit base and organic growth. Core deposit balances were $1.14 billion, or 62% of total deposits at December 31, 2012 compared to $808 million, or 66% at December 31, 2011.

Credit Quality:

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Non-performing assets totaled $17.3 million, or 0.72% of total assets, at December 31, 2012 compared to $10.6 million, or 0.65% of total assets, at December 31, 2011. The $6.7 million increase was attributable to the addition of $7.1 million in NEB non-performing loans.

•

The ratio of the allowance for loan losses to total loans was 0.67% at December 31, 2012. Excluding the impact of loans acquired from Commonwealth National Bank in 2009 and NEB totaling $664.6 million at December 31, 2012 and $165.1 million at December 31, 2011, the ratio of the allowance for loan losses to total loans would have been 1.05% at December 31, 2012 and 1.16% at December 31, 2011. Net charge-offs totaled $2.2 million, or 0.18% of average loans outstanding for the year ended December 31, 2012 as compared to net charge-offs of $ 2.1 million, or 0.19% of average loans outstanding for 2011.

Capital and Liquidity:

•	At December 31, 2012, the Company was well capitalized with a tangible equity-to-tangible assets ratio of 11.11% and an equity-to-assets ratio of 12.79%.

•	Tangible book value per share was $12.99 at December 31, 2012.

•

In 2012, the Company repurchased 357,415 shares at an average price of $15.26 under publicly announced plans. During the fourth quarter of 2012, the Company completed its October 2010 repurchase program of 807,803 shares and commenced a new program to repurchase 769,000 shares. As of December 31, 2012, the Company has repurchased 27,312 shares under this new repurchase plan.

•

At December 31, 2012, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.4 billion as of December 31, 2012. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 15 branches in Connecticut’s Hartford, Tolland, New Haven and Litchfield counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

	December 31, 2012	December 31, 2011
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$30,679	$61,518
Investment securities	377,308	337,710
Loans held for sale	632	53

Loans:
Residential mortgages	441,874	314,839
Commercial mortgages	814,692	450,180
Construction loans	52,778	30,271
Commercial loans	306,192	176,086
Home equity loans	179,039	135,518
Consumer loans	21,501	14,985

Total loans	1,816,076	1,121,879

Net deferred loan costs and fees	2,603	2,194
Allowance for loan losses	(12,089)	(11,132)

Loans, net	1,806,590	1,112,941

Federal Home Loan Bank of Boston stock, at cost	18,554	15,365
Other real estate owned	2,578	2,054
Deferred tax asset, net	20,705	14,006
Premises and equipment, net	25,064	16,438
Bank-owned life insurance	52,876	40,688
Goodwill	40,995	8,192
Other intangible assets	4,514	752
Other assets	22,137	14,035

Total assets	$2,402,632	$1,623,752

Liabilities and Stockholders’ Equity

Deposits:
Demand	$307,302	$205,902
NOW	87,983	52,899
Savings	350,188	247,664
Money market	395,293	301,770
Certificates of deposit	707,409	421,740

Total deposits	1,848,175	1,229,975

Short-term borrowings	79,229	17,260
Long-term debt	133,969	126,857
Subordinated debentures	9,630	5,539
Escrow funds held for borrowers	4,315	2,103
Capitalized lease obligations	4,711	4,874
Accrued expenses and other liabilities	15,246	9,783

Total liabilities	2,095,275	1,396,391

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 24,266,428 at December 31, 2012 and 18,706,933 at December 31, 2011	243	187
Additional paid-in capital	272,990	182,433
Retained earnings	87,153	89,019
Unearned compensation	—	(10,047)
Accumulated other comprehensive income, net of taxes	5,401	6,752
Treasury stock, at cost (4,114,310 shares at December 31, 2012 and 2,994,036 shares at December 31, 2011)	(58,430)	(40,983)

Total stockholders’ equity	307,357	227,361

Total liabilities and stockholders’ equity	$2,402,632	$1,623,752

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$17,651	$14,501	$60,401	$58,220
Investments	2,373	2,901	10,544	12,728
Other interest-earning assets	107	26	226	126

Total interest and dividend income	20,131	17,428	71,171	71,074

Interest expense:
Deposits	2,671	2,944	10,466	12,449
Borrowings	1,225	1,243	4,526	5,812

Total interest expense	3,896	4,187	14,992	18,261

Net interest income before provision for loan losses	16,235	13,241	56,179	52,813

Provision for loan losses	689	1,011	3,139	3,242

Net interest income after provision for loan losses	15,546	12,230	53,040	49,571

Non-interest income:
Fee income on depositors’ accounts	1,533	1,469	5,922	5,554
Wealth management income	231	217	1,026	919
Income from bank-owned life insurance	501	450	1,825	1,642
Net gain on sales of loans	187	150	645	274
Net gain on sales of securities	227	—	254	1
Impairment charges on securities	—	(7)	(202)	(99)
Other income	290	291	1,153	1,062

Total non-interest income	2,969	2,570	10,623	9,353

Non-interest expense:
Salaries and benefits	7,430	5,957	26,533	24,818
Occupancy expenses	1,204	845	3,771	3,317
Marketing expenses	397	376	1,654	1,797
Data processing expenses	1,460	1,037	4,600	3,970
Professional fees	604	533	1,886	2,174
ESOP plan termination expense	4,482	—	4,482	—
Acquisition related expenses	3,994	—	4,952	—
FDIC insurance assessments	335	218	1,135	1,029
Low income housing tax credit fund	—	210	243	837
Other expenses	2,399	1,542	6,984	6,120

Total non-interest expense	22,305	10,718	56,240	44,062

Income before income taxes	(3,790)	4,082	7,423	14,862

Income tax expense	942	1,102	3,795	3,678

Net income	$(4,732)	$2,980	$3,628	$11,184

Earnings per share:
Basic	$(0.28)	$0.20	$0.24	$0.75
Diluted	$(0.28)	$0.20	$0.24	$0.74

Weighted average shares outstanding:
Basic	17,191	14,726	15,235	14,930
Diluted	17,191	15,022	15,422	15,199

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Dec. 31		Sep. 30		Jun. 30		Mar. 31		Dec. 31
	2012		2012		2012		2012		2011

Operating Results:
Net interest income	$16,235		$13,550		$13,294		$13,100		$13,241
Loan loss provision	689		1,050		750		650		1,011
Non-interest income	2,969		2,511	(1)	2,570		2,573		2,570
Non-interest expense	22,305	(2)	11,192	(2)	11,468	(2)	11,275		10,718
Net (loss) income	(4,732)		2,929		2,582		2,849		2,980

Performance Ratios (annualized):
(Loss) return on average assets	(0.93)%		0.71	%(3)	0.62	%(3)	0.70%		0.74%
(Loss) return on average equity	(7.00)%		5.10	%(3)	4.53	%(3)	5.00%		5.24%
Net interest margin	3.43%		3.51%		3.44%		3.43%		3.51%
Non-interest income to average total assets	0.58%		0.61	%(4)	0.62%		0.63%		0.64%
Non-interest expense to average total assets	4.37	%(5)	2.71	%(5)	2.78	%(5)	2.77%		2.66%
Efficiency ratio (6)	118.71	%(5)	69.74	%(5)	73.04	%(5)	72.44%		68.41%

Per Share Data:
Diluted (loss) earnings per share	$(0.28)		$0.20		$0.17		$0.19		$0.20
Book value per share	$15.25		$14.88		$14.70		$14.57		$14.47
Tangible book value per share	$12.99	(7)	$14.31	(7)	$14.12	(7)	$14.00	(7)	$13.90	(7)
Market price at period end	$15.72		$14.47		$14.38		$15.82		$16.09

Risk Profile
Equity as a percentage of assets	12.79%		13.67%		13.80%		13.69%		14.00%
Tangible equity as a percentage of tangible assets	11.11	%(7)	13.21	%(7)	13.33	%(7)	13.22	%(7)	13.53	%(7)
Net charge-offs to average loans outstanding (annualized)	0.30%		0.09%		0.11%		0.16%		0.22%
Non-performing assets as a percent of total assets	0.72%		0.61%		0.68%		0.70%		0.65%
Non-performing loans as a percent of total loans	0.81%		0.73%		0.74%		0.79%		0.75%
Allowance for loan losses as a percent of total loans	0.67	%(8)	1.03	%(8)	1.01	%(8)	0.99	%(8)	0.99	%(8)
Allowance for loan losses as a percent of non-performing loans	82.20	%(9)	140.49%		136.43%		125.65%		131.68%

Average Balances
Loans	$1,519,877		$1,178,802		$1,151,141		$1,133,543		$1,119,511
Securities	350,572		338,352		340,086		338,405		346,939
Total interest-earning assets	1,893,447		1,543,779		1,547,132		1,526,015		1,509,079
Total assets	2,043,983		1,650,148		1,652,997		1,628,071		1,611,447
Deposits	1,571,613		1,254,148		1,256,780		1,231,285		1,211,957
FHLBB advances	122,331		103,915		103,632		105,302		111,762
Stockholders’ Equity	270,564		229,614		227,855		227,854		227,678

Average Yields/Rates (annualized)
Loans	4.65%		4.92%		4.93%		4.97%		5.18%
Securities	2.71%		3.01%		3.25%		3.37%		3.34%
Total interest-earning assets	4.25%		4.42%		4.39%		4.45%		4.62%

Savings accounts	0.44%		0.45%		0.51%		0.58%		0.69%
Money market/NOW accounts	0.42%		0.41%		0.45%		0.55%		0.62%
Certificates of deposit	1.35%		1.74%		1.78%		1.82%		1.88%
FHLBB advances	3.03%		3.04%		3.16%		3.12%		3.17%
Total interest-bearing liabilities	1.05%		1.20%		1.24%		1.31%		1.43%

(1)	Includes a $202,000 other-than-temporary impairment (“OTTI”) charge on securities for the quarter ended September 30, 2012.
(2)	Includes an ESOP plan termination expense of $4.5 million and FHLBB prepayment penalties of $207,000 for the quarter ended December 31, 2012 and acquisition-related expenses totaling $4.0 million, $366,000 and $592,000 for the quarters ended December 31, 2012, September 30, 2012 and June 30, 2012, respectively.
(3)	Exclusive of acquisition-related expenses totaling $254,000 (after tax) and $592,000 for the quarters ended September 30, 2012 and June 30, 2012, respectively, and a $119,000 (after tax) other-than-temporary impairment charge for the quarter ended September 30, 2012, the return on average assets would have been 0.80% and 0.77% and the return on average equity would have been 5.75% and 5.57%, respectively.
(4)	Exclusive of the $202,000 other-than-temporary impairment charge, non-interest income to average total assets would have been 0.66% for the quarter ended September 30, 2012.
(5)	Excluding the ESOP plan termination expense of $4.5 million and FHLBB prepayment penalties of $207,000 for the quarter ended December 31, 2012 and acquisition-related expenses totaling $4.0 million, $366,000 and $592,000 for the quarters ended December 31, 2012, September 30, 2012 and June 30, 2012, non-interest expense to average total assets would have been 2.67%, 2.62% and 2.63% and the efficiency ratio would have been 72.50%, 67.46% and 69.27%, respectively.
(6)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(7)	Excludes the impact of goodwill and other intangible assets of $45.5 million at December 31, 2012 and $8.9 million at September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011.
(8)	Excluding acquired loans of $659.6 million, $118.6 million, $126.4 million, $136.4 million and $146.0 million, and loans purchased from other financial institutions of $5.0 million, $6.3 million, $6.4 million, $18.3 million and $19.1 million at December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.05%, 1.15%, 1.14%, 1.15% and 1.16% for the quarters ended December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011, respectively.
(9)	Excluding acquired non-performing loans of $7.0 million at December 31, 2012, allowance for loan losses as a percent of total non-performing loans would have been 157.72%.